Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For more information:
August 9, 2012	Richard Peterson, Advanced BioEnergy, LLC
763-226-2701 or info@AdvancedBioEnergy.com

ADVANCED BIOENERGY LLC TERMINATES MARKETING AGREEMENTS WITH HAWKEYE GOLD LLC, ENTERS INTO MARKETING AGREEMENTS WITH GAVILON LLC, AND INCREASES GRAIN STORAGE CAPACITY AT NEBRASKA FACILITY

MINNEAPOLIS, MIN. – Advanced BioEnergy, LLC (ABE) announced that effective July 31, 2012, ABE and Hawkeye Gold, LLC (Hawkeye Gold) have mutually agreed to terminate their ethanol marketing relationship for the sale of ethanol from ABE’s ethanol production facilities in South Dakota and Nebraska. Hawkeye Gold’s business relationship with ABE remains positive, and the companies’ agreement for the marketing of dried distillers grains produced at ABE’s Aberdeen facility will remain in full effect through July 2013.

“Hawkeye’s professional service, attention to detail and innovative risk-management tools have helped us navigate through some difficult times over the past 3 years,” said Richard Peterson, Chief Executive Officer of ABE.

In conjunction with the termination of the agreement with Hawkeye Gold, ABE announced that it has entered into new ethanol marketing agreements with Gavilon, LLC (Gavilon) effective August 1, 2012. Under the terms of the agreement, Gavilon will be Advanced BioEnergy’s exclusive ethanol marketer for all three ethanol production facilities, and distillers dried grains with solubles (DDGS) marketer for the Aberdeen facility effective August 1, 2013.

“Our past relationship with Gavilon and their ability to provide a comprehensive solution for our marketing needs as well as a full railcar solution for our South Dakota plants makes them the right partner in today’s environment,” said Richard Peterson, chief executive officer of ABE. “Gavilon was a solid business partner in the past and we look forward to our future relationship.”

ABE also announced that it is increasing grain storage capacity by 1,500,000 bushels at its ethanol plant in Fairmont, Neb., with the addition of two 750,000 bushel steel bins.

Habco, Inc. of Salina, Kan., is the contractor for the grain storage addition. Founded in 1992 by Joe Hodges and Tim Buyse, HABCO, Inc. has become one of the most well-known industrial contractors in the Midwest. The project is estimated to be completed in time for this year’s fall harvest.

“Constructing 1.5 million bushels of additional grain storage capacity at our Fairmont location will allow ABE to purchase additional grain from local producers during key times of the year,” said Grant Johanson, ABE Vice President of Operations. “The additional storage will be tied into the existing grain receiving and allow ABE to better handle grain and provide better service to its local producers.”

The ICM-designed plant in Fairmont has an annual capacity of 110 million gallons of denatured ethanol. It also produces an estimated 320,000 tons of distillers grains, a livestock feed, every year. In addition, the plant has the capability to produce 10,000 tons of non-food grade corn oil annually.

The Fairmont facility began production in the fall of 2007 and is located one mile south of Fairmont on approximately 320 acres. Near the intersection of Highways 6 and 81, the facility is located on a major rail line served by the Burlington Northern Santa Fe Railway. ABE’s ethanol plant in Fairmont has the rail infrastructure to accommodate shipping unit trains (100 cars) of either denatured ethanol or distillers grains.

About Advanced BioEnergy, LLC

Advanced BioEnergy, LLC (ABE) is headquartered in Bloomington, MN. Our business consists of producing ethanol and co-products including wet, modified and dried distillers grains, and corn oil. We currently have an ethanol production capacity of approximately 200 million gallons per year. We operate a 110 million gallon per year production facility in Fairmont, Nebraska (opened November 2007); a 32 million gallon per year production facility in Huron, South Dakota (opened September 1999); and two sister plants in Aberdeen, South Dakota with a capacity of 53 million gallons per year. More information about ABE is available on our website at www.advancedbioenergy.com and in our filings with the Securities and Exchange Commission (SEC) at www.sec.gov.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Advanced BioEnergy (ABE) may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the timely completion of this project, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ending September 30, 2011, as amended, and in the Company’s subsequent filings with the SEC. ABE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of the Company’s forward-looking statements. In addition, the company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.